Exhibit 10.9

ONE GAS, INC.

PRE-2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Effective January 1, 2014)

ONE GAS, INC. PRE-2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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ONE GAS, INC. PRE-2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ESTABLISHMENT AND PURPOSE

On November 13, 2013, in anticipation of the Separation that is proposed to occur in 2014, the Board of Directors of ONEOK approved the (1) the establishment, effective January 1, 2014, of a supplemental executive retirement plan that is substantially similar to the ONEOK Frozen SERP for the benefit of ONE Gas Employees and Former ONE Gas Employees; (2) the exclusion of ONE Gas Employees and Former ONE Gas Employees from participating in the ONEOK Frozen SERP for periods after December 31, 2013; and (3) the transfer of liabilities for ONE Gas Employees and Former ONE Gas Employees who are participants in the ONEOK Frozen SERP to this Plan effective January 1, 2014.

By unanimous consent, the Board of Directors of ONE Gas has approved the adoption of this Plan, effective January 1, 2014, for the benefit of certain ONE Gas Employees and Former ONE Gas Employees who were members of a select group of management or highly compensated employees of any member of the ONEOK Group as of December 31, 2004. The Plan is established to receive liabilities transferred from the ONEOK Frozen SERP. The purpose of the Plan is to provide the specified benefits to ONE Gas Employees and Former ONE Gas Employees who were participants in the ONEOK Frozen SERP.

Effective January 1, 2014, all liabilities attributable to ONE Gas Employees and Former ONE Gas Employees under the ONEOK Frozen SERP are transferred and accepted by this Plan. For periods after December 31, 2013, (1) ONE Gas Employees and Former One Gas Employees shall not be eligible to participate in the ONEOK Frozen SERP; (2) the ONEOK Frozen SERP and any successors thereto shall have no further obligation or liability to any ONE Gas Employee or Former ONE Gas Employee with respect to any benefit, amount or right accrued under the ONEOK Frozen SERP; and (3) this Plan is liable for the payment of any benefits accrued by ONE Gas Employees and Former ONE Gas Employees under the ONEOK Frozen SERP. No individual is entitled to a benefit under both this Plan and the ONEOK Frozen SERP.

The terms and conditions of this Plan are substantially the same as the terms and conditions of the ONEOK Frozen SERP. Exhibit A to the Plan sets forth additional rules applicable to Transferred Participants. Notwithstanding anything to the contrary in the Plan, no person other than Transferred Participants shall be eligible to participate in the Plan.

This Plan is separate from the ONE Gas SERP, which ONE Gas established to receive liabilities transferred from the ONEOK 2005 SERP in connection with the Separation. No individual is entitled to a benefit under both this Plan and the ONE Gas SERP.

This Plan and the particular benefits provided to individuals hereunder shall be administered as an unfunded nonqualified deferred compensation and excess benefit plan. The Plan, and benefits hereunder, are intended to be excepted from the requirements of Section 409A of the Code as a “grandfathered plan” because the Plan benefits were earned and vested prior to January 1, 2005. Specifically, the ONEOK Frozen SERP was frozen to new participants and new accruals after December 31, 2004. Accordingly, no additional benefits were accrued by the Transferred Participants under the ONEOK Frozen SERP after December 31, 2004, and no additional benefits will be accrued under this Plan by any such Transferred Participants.

The Plan is effective January 1, 2014.

The capitalized words and terms in this Plan document shall have the meaning given in the definitions stated in Article I of the Plan, unless otherwise expressly indicated.

ARTICLE I.

DEFINITIONS AND CONSTRUCTION

1.1	Definitions. For purposes of the Plan, the following phrases or terms shall have the indicated meanings unless otherwise clearly apparent from the context:

A.	“Base Cash Compensation” shall mean the regular monthly salary paid to a Participant by ONEOK before any deductions or exclusions for taxes or other purposes, and excluding any vehicle allowance, incentives, commissions and any other special pay.

B.	“Beneficiary” shall mean the individual or individuals, or any trust or trusts, or the estate of a Participant entitled to receive any benefits under a Plan Agreement entered into in accordance with the terms of the Plan.

C.	“Board of Directors” shall mean the Board of Directors of ONE Gas, Inc., unless otherwise indicated or the context otherwise requires.

D.	“Change in Control” shall mean the occurrence of any of the following:

(1)

An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Section 1.1(D), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any company or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned or controlled, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii)

the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(2)	The individuals who, as of January 1, 2014, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board of Directors; or, following a Merger which results in a Parent Company, the board of directors of the ultimate Parent Company; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(3)	The consummation of:

(i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(A) the stockholders of the Company, immediately before such Merger, own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the company resulting from such Merger (the “Surviving Company”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Company is not Beneficially Owned, directly or indirectly by another Person (a “Parent Company”), or (y) if there is one or more Parent Companies, the ultimate Parent Company;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Company, if there is no Parent Company, or (y) if there is one or more Parent Companies, the ultimate Parent Company; and

(C) no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Company if there is no Parent Company, or (y) if there is one or more Parent Companies, the ultimate Parent Company.

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing:

(I) a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities if: (1) such acquisition occurs as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subparagraph) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or (2) (a) within five business days after a Change in Control would have occurred (but for the operation of this subparagraph), or if the Subject Person acquired Beneficial Ownership of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities inadvertently, then after the Subject Person discovers or is notified by the Company that such acquisition would have triggered a Change in Control (but for the operation of this subparagraph), the Subject Person notifies the Board of Directors that it did so inadvertently, and (b) within two business days after such notification, the Subject Person divests itself of a sufficient number of Shares or Voting Securities so that the Subject Person is the Beneficial Owner of less than twenty percent (20%) of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities.

(II) A Change in Control shall not occur upon the Separation.

For purposes of the foregoing definition of Change in Control, “Company” shall mean (i) prior to the effective date of the Separation, ONEOK and (ii) on or after the effective date of the Separation, ONE Gas.

E.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

F.	“Committee” shall mean the Executive Compensation Committee of the Board of Directors or such other Committee appointed to manage and administer the Plan and individual Plan Agreements in accordance with the provisions of Article XIII hereof.

G.	“Company” shall mean ONE Gas, Inc., an Oklahoma corporation, or any division or subsidiary thereof except that for purposes of the Change in Control definition above, “Company” shall have the meaning provided therein.

H.	“Compensation” shall mean the Base and Short-Term Incentive Cash Compensation from ONEOK paid to or deferred by a Participant during a calendar year.

I.	“Death Benefit” shall mean the amount paid to a Participant’s Beneficiary in accordance with the provisions of Article III hereof.

J.	“Disability Benefit” shall mean the amount paid to a Participant’s Beneficiary in accordance with the provisions of Section 4.2 hereof.

K.	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

L.

“Employee” shall mean any person who is in the regular full-time employment of the Company or any member of the ONE Gas Group or is on authorized leave of absence therefrom, as determined by the personnel rules and practices of the Company. The term does not include (1) persons who are retained by the Company solely as consultants or under contract or (2) any employee of any member of the ONEOK Group.

M.	“Former ONE Gas Employee” means any individual (or any beneficiary, dependent, or alternate payee of such individual, as the context requires) whose employment with any member of the ONEOK Group was terminated prior to January 1, 2014, if such individual was allocated in connection with the Separation to any member of the ONE Gas Group as of January 1, 2014 by ONEOK in its sole discretion.

N.	“Frozen Final Average Earnings” shall mean the highest thirty-six (36) consecutive months average Compensation (or average of all months of Compensation if employed less than thirty-six (36) months) of the last sixty (60) months of Service ending on or before December 31, 2004, as provided in Section 4.1.A.(l).

O.	“ONE Gas Employee” means an active employee or an employee on vacation or on approved leave of absence (including sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, and leave under the Family Medical Leave Act, as amended), in either case, of any member of the ONE Gas Group on or after January 1, 2014, and shall include any beneficiary, dependent, or alternate payee of such employee, as the context requires.

P.	“ONE Gas” shall mean ONE Gas, Inc., an Oklahoma corporation, or any division or subsidiary thereof.

Q.	“ONE Gas Group” means ONE Gas and each subsidiary of ONE Gas as of January 1, 2014 and any ONE Gas subsidiary that is established or acquired after January 1, 2014.

R.	“ONE Gas SERP” shall mean the separate ONE Gas, Inc. Supplemental Executive Retirement Plan established by the Company in connection with the Separation.

S.	“ONEOK” shall mean ONEOK, Inc., an Oklahoma corporation, or any division or subsidiary thereof.

T.	“ONEOK 2005 SERP” shall mean the ONEOK, Inc. 2005 Supplemental Executive Retirement Plan.

U.	“ONEOK Frozen SERP” shall mean the ONEOK, Inc. Supplemental Executive Retirement Plan, which was frozen pursuant to the terms thereof effective December 31, 2004.

V.	“ONEOK Group” means (i) prior to January 1, 2014, ONEOK and any of its direct or indirect subsidiaries, and (ii) on and after January 1, 2014, ONEOK and its subsidiaries as of January 1, 2014 (other than any member of the ONE Gas Group) and any ONEOK subsidiary (other than any member of the ONE Gas Group) that is established or acquired after January 1, 2014.

W.	“Participant” shall have the same meaning as Transferred Participant.

X.	“Plan Agreement” shall mean a written agreement which was entered into by and between ONEOK and a Participant pursuant to the terms of the ONEOK Frozen SERP, which shall apply to the same effect under this Plan as if entered into by and between the Company and the Participant.

Y.	“Plan” shall mean the ONE Gas, Inc. Pre-2005 Supplemental Executive Retirement Plan as embodied herein and as amended from time to time.

Z.	“Rabbi Trust” shall mean the trust created to hold assets which will be used to pay the benefits provided hereunder, as provided in Section 7.4 hereof.

AA.	“Retirement” and “Retire” shall mean (i) prior to the effective date of the Separation, termination of employment with all members of the ONE Gas Group and the OKE Group, other than as the result of death or Total and Permanent Disability; and (ii) after the effective date of the Separation, termination of employment with all members of the ONE Gas Group, other than as the result of death or Total and Permanent Disability.

BB.	“Retirement Age” shall mean the retirement age of a Participant specified in the Participant’s Plan Agreement and the Plan.

CC.	“Retirement Benefit” shall mean the monthly amount to be paid to a Participant under Sections 4.1, 4.2, or 4.3 hereof, and the Participant’s Plan Agreement.

DD.	“Retirement Plan” shall mean the ONE Gas, Inc. Retirement Plan.

EE.	“Retirement Plan Benefit” shall mean the benefit or benefits to which a Participant is entitled under the Retirement Plan.

FF.	“Separation” means the separation of ONEOK’s local natural gas distribution business into an independent, publicly traded entity to be known as ONE Gas.

GG.	“Service” shall mean employment of a Participant by the Company as a regular full-time employee.

HH.	“Short-Term Incentive Cash Compensation” shall mean any payment by ONEOK under the Key Employee Incentive Plan for Employees of ONEOK, Inc. and Subsidiaries or any other incentive or commission plan established by ONEOK to pay employees additional cash compensation to reward performance. Provided, that any payment or distribution made to any Participant pursuant to the ONEOK Energy Marketing & Trading Group Bonus Plan shall be excluded from, and not be considered as Short-Term Incentive Cash Compensation nor otherwise as part of the Compensation of a Participant under and for purposes of this Plan.

II.	“Totally and Permanently Disabled” means when, on the basis of medical evidence, it is determined that a Participant:

(a)	is totally disabled so as to be prevented from any comparable employment with the Company, including a disability resulting from an occupational cause; and

(b)	will be disabled permanently.

JJ.	“Transferred Participant” shall mean a ONE Gas Employee or Former ONE Gas Employee who was a participant in the ONEOK Frozen SERP immediately before January 1, 2014.

KK.	“Years of Service” shall include each full year, but not any portion of a year, during which the Participant has been employed by the Company or any division or subsidiary thereof.

1.2	Construction. The singular when used herein may include the plural unless the context clearly indicates to the contrary. The words “hereof”, “herein”, “hereunder”, and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular provision or section. Whenever the words “Article” or “Section” are used in the Plan, or a cross reference to an “Article” or “Section” is made, the Article or Section referred to shall be an Article or Section of the Plan unless otherwise specified.

The Plan is intended to be an unfunded deferred compensation and excess benefit plan established and maintained for a select group of management and highly compensated employees of the Company within the meaning of Sections 201(2) and (7), 301(a)(3), (9) and 401(a)(1) of ERISA, and shall be construed, interpreted and administered in accordance with such intended purpose.

ARTICLE II.

ELIGIBILITY AND PLAN AGREEMENTS

2.1	Eligibility. No person other than a Transferred Participant shall participate in the Plan or be entitled to rights and benefits provided under the terms of the Plan. Schedule B sets forth the Transferred Participants as of the effective date of the Plan.

2.2	Plan Agreements. The Plan Agreement shall state and provide certain specific terms and provisions that govern the benefits and rights of such Participant from participation in the Plan. Except as otherwise expressly provided in this Plan document or in the Plan Agreement of a Participant, the specific terms and provisions of a Participant’s Plan Agreement shall take precedence and shall control as to the amount and form of benefits such Participant is to receive under the Plan and such Plan Agreement. The Plan Agreement of each Participant shall be a part of the Plan as to such Participant for all purposes. A Participant shall not derive any right or entitlement, directly or indirectly, from the existence of, or provisions in the Plan Agreement of any other Participant in the Plan.

ARTICLE III.

DEATH BENEFIT

3.1	Amount and Payment of Death Benefit. In the event a Participant dies prior to Retirement from the Company, the Company will pay or cause to be paid a Death Benefit to such Participant’s Beneficiary in the amount or amounts set forth in such Participant’s Plan Agreement and as therein specified, commencing on the first day of the month following the date of such Participant’s death, or as otherwise specified in such Participant’s Plan Agreement.

3.2	Partial Distribution Prior to Death. If a Participant shall die after becoming entitled to a Retirement Benefit, but before the total amount payable to such Participant as a Retirement Benefit has been paid, the Retirement Benefit payments then remaining unpaid to such Participant shall be paid to such Participant’s Beneficiary, in accordance with the payment schedule pursuant to which payments are made under the Participant’s Plan Agreement as provided in Sections 4.1, 4.2, or 4.3 hereof.

ARTICLE IV.

RETIREMENT BENEFIT

4.1	Retirement. Subject to Sections 4.1.C. and 4.6, below, if a Participant remains an Employee until attaining the Retirement Age stated in such Participant’s Plan Agreement and shall then retire, the Company shall pay or cause to be paid to such Participant as a Retirement Benefit, the amount or amounts, and at such time or times as is specified in the Participant’s Plan Agreement.

If a Participant’s Plan Agreement does not state or specify a different amount, form and time of payment of a Participant’s Retirement Benefit, then the Participant shall be entitled to receive a Retirement Benefit in accordance with Section 4.1.A and Section 4.1.B, below.

A.

(1) Retirement Benefit. Subject to subparagraph A.(2), below, and the vesting schedule applicable under Section 4.3 and Section 4.6, below, a monthly amount which, when combined with existing pension benefits payable to the Participant under the Retirement Plan and any retirement plans (other than 401(k) plans) of any of the Participant’s former employers, will provide the percentage of the highest thirty-six (36) consecutive months average Compensation (or average of all months of Compensation if employed less than thirty-six (36) months) of the last sixty (60) months of Service ending on or before December 31, 2004 (“Frozen Final Average Earnings”), for life (15 years minimum) as illustrated below.

Retirement Age	Retirement Benefit Percentage
50 & under	50.00%
51	51.20%
52	52.40%
53	53.60%
54	54.80%
55	56.00%
56	56.57%
57	57.14%
58	57.71%
59	58.28%
60	58.85%
61	59.42%
62	60.00%
63	60.56%
64	61.13%
65 & over	61.70%

The Retirement Benefit payment shall commence on the first day of the month following the Participant’s Retirement. Provided, however, Retirement Benefit payments shall not commence until the later of (i) the Participant attaining the age of fifty (50), and (ii) the commencement of retirement benefit payments to the Participant under the Retirement Plan.

(2)	Adjustment of Retirement Benefit Payments; Early Commencement. The amount of a Participant’s Retirement Benefit payments will be reduced by reason of early retirement and commencement of payment thereof, based on the following table depending upon the Participant’s age when Retirement Benefit payments to the Participant commence:

Age At Commencement of Retirement Benefit Payments	Payout Percentage Factor Of Retirement Benefit Percentage
50	50%
51	55%
52	60%
53	65%
54	70%
55	75%
56	80%
57	85%
58	90%
59	95%
60 & older	100%

B.	Code Sections 401(a)(17) and 415(b) Limitations. Notwithstanding Section 4.1.A., above, the Plan shall provide an excess Retirement Benefit attributable to a Participant’s annual eligible compensation under the Retirement Plan that is an amount equal to the difference between (i) the Retirement Plan Benefit to which the Participant would be entitled under the Retirement Plan if such Retirement Plan Benefit was computed without the restrictions and limitations imposed by Section 401(a)(17) and 415(b) of the Code as now or hereafter in effect, and (ii) the amount of the Retirement Plan Benefit payable to the Participant under the Retirement Plan. This part of the Retirement Benefit will be computed by applying the same benefit formula, vesting provisions, and early retirement provisions as are in and applied pursuant to the Retirement Plan. Any part of the Retirement Benefit provided under this Section 4.1.B. will offset and reduce that part of the Retirement Benefit provided under Section 4.1.A., above. Provided, that if a Participant in this Plan is entitled to an Excess Retirement Benefit under the ONE Gas SERP at his/her Retirement, then the Excess Retirement Benefit under the ONE Gas SERP shall be paid to such Participant in accordance with the provisions of Part A of the ONE Gas SERP and in lieu of the part of his/her Retirement Benefit provided for under this Section 4.1.B, and such Excess Retirement Benefit under the ONE Gas SERP will offset and reduce that part of the Retirement Benefit provided in Section 4.1.A., above.

C.	Retirement Benefit. The amount of the Retirement Plan Benefit of a Participant taken into account under Section 4.1.A. and Section 4.1.B. shall be the amount of such Retirement Benefit at the time of commencement of payment of the Retirement Plan Benefit to such Participant under this Plan, notwithstanding that such Retirement Plan Benefit is finally determined after December 31, 2004, and that Frozen Final Average Earnings, and frozen vesting under Section 4.3., are applied to such Retirement Benefit, as herein provided.

4.2	Disability. If a Participant shall become Totally and Permanently Disabled prior to Retirement and such total disability continues for more than six (6) months, such Participant shall be entitled to receive a Disability Benefit in the amount set forth in the Participant’s Plan Agreement.

4.3	Vesting of Retirement Benefit. A Participant’s Retirement Benefit shall unconditionally vest in such Participant and become nonforfeitable according to the vesting schedule stated in the Participant’s Plan Agreement. Notwithstanding anything to the contrary expressed or implied in the Plan, or in a Participant’s Plan Agreement that states the terms governing vesting and nonforfeitability of such Participant’s Retirement Benefit under the Plan, no Service or Years of Service of the Participant with ONEOK or the Company after December 31, 2004, shall be considered or used in determining the vesting and nonforfeitability of such Participant’s Retirement Benefit under the Plan. If a Participant’s Plan Agreement does not state or specify the terms governing vesting and nonforfeitability of such Participant’s Retirement Benefit, then the Participant’s Retirement Benefit shall vest and become nonforfeitable as follows:

Years of Service with the Company	Vested Percentage of Retirement Benefit
0 to 5	0%
6	10%
7	20%
8	30%
9	40%
10	50%
11	60%
12	70%
13	80%
14	90%
15 or more	100%

If a Participant attains age sixty-five (65) prior to his/her Retirement, and prior to January 1, 2005, then such Participant shall be 100% vested regardless of the above schedule. A Participant first attaining age sixty-five (65) after December 31, 2004, shall not result in 100% vesting nor otherwise change the vesting and nonforfeitability of the Participant’s Retirement Benefit under the Plan. Retirement Benefits hereunder offsetting the limitations of Internal Revenue Code Sections 401(a)(17) and 415(b) shall be immediately fully vested for all purposes.

4.4	Forfeitability of Retirement Benefit. Notwithstanding any provision to the contrary expressed or implied herein, a Participant’s right to receive a Retirement Benefit under the Plan and such Participant’s Plan Agreement shall be forfeitable to the extent that such Retirement Benefit has not vested as described in Section 4.3 and the Participant’s Plan Agreement.

4.5	Retirement Benefit Payment Election. In lieu of payment of the Retirement Benefit to a Participant as otherwise provided herein and in the Participant’s Plan Agreement, a Participant may make a written request to the Company prior to the time for commencement of payment of such Retirement Benefit by the Company to receive payment of the present value of such Participant’s Retirement Benefit in a single lump sum amount, less six percent (6%) of the amount thereof as a substantial penalty, which penalty will be forfeited by the Participant. The Company may, in its sole discretion, grant or deny such request. If such request is granted the payment of such lump sum amount shall be made by the Company, and thereafter the Company shall have no further obligation to the Participant. The present value of a Participant’s Retirement Benefit shall be determined in accordance in the manner prescribed under the provisions at Section 417(e)(3) of the Code and Treasury regulations thereunder with respect to benefits payable under a qualified pension or profit sharing plan. A beneficiary of a deceased Participant, or a duly appointed guardian of an incompetent or incapacitated Participant may also request payment of the Participant’s Retirement Benefit in a lump sum under this Section 4.5.

4.6	ONE Gas SERP Part B Supplemental Retirement Benefit Offset; Waiver and Forfeiture of Plan Retirement Benefit. Notwithstanding anything to the contrary expressed or implied in the Plan or in any Plan Agreement, if a Participant in the Plan elected to receive and/or by reason of his/her election does receive any part or payment of a Supplemental Retirement Benefit to which he/she is entitled under Part B of the ONE Gas SERP, then that Supplemental Retirement Benefit shall be paid in lieu of the Participant’s Retirement Benefit under Section 4.1.A. of this Plan; and the Participant shall, by such election, be deemed to voluntarily and completely waive, disclaim and forfeit all his/her right and entitlement to receive, and he/she shall not receive, any amount or payment of that part of his/her Retirement Benefit under Section 4.1.A of this Plan.

ARTICLE V.

BENEFICIARY

A Participant shall designate a Beneficiary to receive benefits under the Plan and the Participant’s Plan Agreement by completing the appropriate space in such Plan Agreement. If more than one Beneficiary is named, the shares and/or precedence of each Beneficiary shall be indicated. As a condition to any married Participant designating a Beneficiary other than such Participant’s spouse, the Committee may require the spouse’s consent. A Participant shall have the right to change the Beneficiary by submitting to the Committee a Change of Beneficiary in the form attached as Appendix I hereof; provided, however, that no change of Beneficiary shall be effective until acknowledged in writing by the Committee. If the Company has any doubt as to the proper Beneficiary to receive payments hereunder, the Company shall have the right to withhold such payments until the matter is finally adjudicated. Any payment made or caused to be made by the Company in good faith and in accordance with the provisions of the Plan and a Participant’s Plan Agreement shall fully discharge the Company from all further obligations with respect to such payment.

ARTICLE VI.

LEAVE OF ABSENCE

If a Participant is authorized by the Company for any reason, including military, medical, or other, to take a leave of absence from employment, such Participant’s Plan Agreement shall remain in effect.

ARTICLE VII.

SOURCE OF BENEFITS

7.1	Benefits Payable. Retirement Benefits and any other amounts payable hereunder shall be paid exclusively from the general assets of the Company or the Rabbi Trust to be established pursuant to Section 7.4; provided, that no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Company which may be looked to for such payment. The Company’s liability for the payment of benefits hereunder shall be evidenced only by the Plan and each Plan Agreement.

7.2	Investments to Facilitate Payment of Benefits. Although the Company is not obligated to invest in any specific asset or fund, or purchase any insurance contract, in order to provide the means for the payment of any Retirement Benefits under the Plan, the Company may elect to do so, and, in such event, no Participant shall have any interest whatever in such asset, fund, or insurance contract. In the event the Company elects to purchase or causes to be purchased insurance contracts on the life of a Participant as a means for making, offsetting, or contributing to any payment, in full or in part, which may become due and payable by the Company under the Plan or a Participant’s Plan Agreement, such Participant agrees to cooperate in the securing of life insurance on such Participant’s life by furnishing such information as the Company and the insurance carrier may require, including the results and reports of previous Company and other insurance carrier physical examinations as may be requested, and taking any other action which may be requested by the Company and the insurance carrier to obtain such insurance coverage. If a Participant does not cooperate in the securing of such life insurance, the Company shall have no further obligation to such Participant under the Plan, and such Participant’s Plan Agreement shall terminate.

7.3	Ownership of Insurance Contracts. The Company shall be the sole owner of any insurance contracts acquired on the life of a Participant with all incidents of ownership therein, including, but not limited to, the right to cash and loan values, dividends, if any, death benefits, and the right to termination thereof, and a Participant shall have no interest whatsoever in such contracts, if any, and shall exercise none of the incidents of ownership thereof. Provided, however, the Company may assign any such insurance contracts to the trustee of the Rabbi Trust.

7.4	Trust for Payment of Retirement Benefits. The Company shall create a Rabbi Trust for the purpose of facilitating any retirement benefits payable hereunder. Such trust will be funded to provide the applicable vested Retirement Benefits payable under the Plan and Plan Agreements upon the occurrence of any of the following events:

(a)	At the Retirement of, and commencement of payment of Retirement Benefits to a Plan Participant;

(b)	Upon a decision by the Committee, or by the Board of Directors; or

(c)	Upon a Change in Control.

Such funding may be in the form of single premium annuities, or an amount sufficient for the trustee to purchase single premium annuities, or life insurance policies or contracts insuring the lives of Plan Participants, from qualified and financially sound insurance companies, and such other forms or types of investments the Company may select from time to time to provide the applicable vested Retirement Benefits payable under the Plan and Plan Agreements. Such funding and the purchase of insurance, if any, will not relieve the Company of its obligations to pay or cause to be paid the benefits hereunder.

The Rabbi Trust may be maintained and administered to also provide for the funding of payment of amounts payable to participants in other deferred compensation and benefit plans of the Company. The funding, investments and administration of the Rabbi Trust in connection with such other separate plan or plans shall be separately administered and accounted for as determined to be necessary and appropriate by the Company and trustee pursuant to the terms of the Rabbi Trust. It shall be permissible for the trustee to invest funds of the Rabbi Trust in one or more forms of investment that is common to plans being funded thereunder.

The Rabbi Trust shall be a grantor trust of which the Company is the grantor within the meaning of the Code. The principal of the Rabbi Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Participants in the Plan and general creditors of the Company as specified hereinbelow and in the trust instrument. Participants in the Plan and their Beneficiaries shall have no preferred claim on, or any beneficial ownership in any assets of the Rabbi Trust; and any rights created under the Plan or Participant Plan Agreements, and the Rabbi Trust are to be made unsecured contractual rights of Participants and their Beneficiaries against the Company; and assets held by the Rabbi Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency of the Company.

ARTICLE VIII.

TERMINATION OF EMPLOYMENT

Neither the Plan nor a Participant’s Plan Agreement, either singly or collectively, in any way obligate the Company, or any subsidiary of the Company, to continue the employment of a Participant with the Company, or any subsidiary of the Company, nor does either limit the right of the Company or any subsidiary of the Company at any time and for any reason to terminate the Participant’s employment. Termination of a Participant’s employment with the Company, or any subsidiary of the Company, for any reason, whether by action of the Company, subsidiary, or Participant, shall immediately terminate the Participant’s participation in the Plan and such Participant’s Plan Agreement, and all further obligations of either party thereunder, except as may be provided in Article X and the Participant’s Plan Agreement. In no event shall the Plan or a Plan Agreement, either singly or collectively, by their terms or implications constitute an employment contract of any nature whatsoever between the Company, or any subsidiary, and a Participant.

ARTICLE IX.

TERMINATION OF PARTICIPATION

A Participant reserves the right to terminate participation in the Plan and such Participant’s Plan Agreement at any time by giving the Company written notice of such termination not less than 30 days (i) prior to the anniversary date of any contract or contracts of insurance on the life of such Participant which may be in force and utilized by the Company in connection with the Plan, or (ii) prior to the date a Participant selects for termination if no insurance contract is in effect.

ARTICLE X.

TERMINATION, AMENDMENT, MODIFICATION,

OR SUPPLEMENT OF THE PLAN

10.1	Amendment or Termination. Subject to Sections 10.2 and 10.3, below, the Company reserves the right to amend, modify, supplement, or terminate the Plan, wholly or partially, from time to time, and at any time. The Company likewise reserves the right to amend, modify, or supplement any Plan Agreement, wholly or partially, from time to time. Such right to amend, modify, supplement, or terminate the Plan or any Plan Agreement, as the case may be, shall be exercised for the Company by the Board of Directors; provided, that the Committee shall also be authorized to amend or modify the terms and provisions of the Plan, or a Plan Agreement thereunder, except that any amendment or modification of the Plan or a Plan Agreement that changes the amount of any payment or benefit to a Participant that is provided for under the Plan or Plan Agreement shall be made only with the approval and by action of the Board of Directors; provided further in the event of a Change in Control of the Company, for a period of two (2) years after the date of such Change of Control the surviving corporation may terminate or amend the Plan only by substitution by such corporation of another plan or program, or by amendments to the Plan, which provide benefits no less favorable to the Participants of this Plan; and upon the expiration of such two (2) year period such surviving corporation may thereafter terminate or amend the Plan or any such substituted plan subject in any case to Section 10.2, below.

10.2	Rights and Obligations Upon Amendment, Termination. The following terms and conditions shall govern the rights and obligations of a Participant and the Company (including any surviving corporation in event of a Change of Control), respectively, with respect to the amendment or termination of the Plan.

A.

Notwithstanding anything to the contrary expressed or provided in the Plan or any Plan Agreement of a Participant, no amendment, modification or termination of the Plan, shall decrease a Participant’s accrued Retirement Benefit. For purposes of this Paragraph A., a Plan amendment which has the effect of decreasing a Participant’s accrued Retirement Benefit or eliminating an optional form of payment of a Participant’s accrued Retirement Benefit, with respect to benefits attributable to service before the amendment shall be treated as reducing an accrued Retirement Benefit. If a vesting schedule under the Plan or any Plan Agreement is amended, the Participant’s non-forfeitable percentage, determined as of the later of the date such amendment is adopted or the date it becomes effective, will not be less than the percentage computed under the Plan and Plan Agreement without regard to such amendment.

B.	Except as provided in paragraph A of this Section 10.2, upon the termination of the Plan by the Board of Directors, or a termination of the Plan Agreement of a Participant, in accordance with the provisions for such termination, neither the Plan nor the Plan Agreement shall be of any further force or effect, and no party shall have any further obligation under either the Plan or any Plan Agreement so terminated, except as provided in the Plan or Plan Agreement with respect to accrued benefits at the time of such termination or as elsewhere provided in the Plan.

C.	For purposes of paragraphs A and B of this Section 10.2, the term “Plan” shall also mean and include any substituted plan that may be established in event of a Change of Control as described in Section 10.1, above, and the term “Retirement Benefit” shall also mean and include any benefit provided for under such a substituted plan.

ARTICLE XI.

TREATMENT OF BENEFITS

Retirement Benefits under the Plan and Plan Agreements entered into hereunder shall not be considered compensation for the purpose of computing contributions or benefits under any plan maintained by the Company, or any of its subsidiaries, which is qualified under Section 401(a) of the Code.

ARTICLE XII.

RESTRICTIONS ON ALIENATION OF BENEFITS

No Retirement Benefit, or other right or benefit under the Plan or a Plan Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No Retirement Benefit, or right or benefit under the Plan or under any Plan Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such thereto. If any Participant or Beneficiary under the Plan or a Plan Agreement should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit under the Plan or under any Plan Agreement, then such right or benefit shall, in the discretion of the Committee, cease, and in such event, the Committee may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such portion as the Committee, in its sole and absolute discretion, may deem proper.

ARTICLE XIII.

ADMINISTRATION OF THE PLAN

13.1	Appointment of Committee. The general administration of the Plan, and any Plan Agreements executed hereunder, as well as construction and interpretation thereof, shall be vested in the Committee, the number and members of which shall be designated and appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. Any such member of the Committee may resign by notice in writing filed with the Board of Directors. Vacancies shall be filled promptly by the Board of Directors. The Committee may, at its discretion, delegate discretionary authority for day-to-day administration of the Plan to the Company’s Benefit Plan Administration Committee or its authorized representatives pursuant to a duly adopted resolution or a memorandum of action signed by all members of the Committee or approved via electronic transmission. All actions taken by the Company’s Benefit Plan Administration Committee or its authorized representative shall have the same legal effect and shall be entitled to the same deference as if taken by the Committee itself.

13.2	Committee Officials. The Board of Directors may designate one of the members of the Committee as Chairman and may appoint a secretary who need not be a member of the Committee. The secretary shall keep minutes of the Committee’s proceedings and all data, records, and documents relating to the Committee’s administration of the Plan and any Plan Agreements executed hereunder. The Committee may appoint from its number such subcommittees with such powers as the Committee shall determine and may authorize one or more of its members or any agent to execute or deliver any instrument or make any payment on behalf of the Committee.

13.3	Committee Action. All resolutions or other actions taken by the Committee shall be by the vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting.

13.4	Committee Rules and Powers - General. Subject to the provisions of the Plan, the Committee may from time to time establish rules, forms, and procedures for the administration of the Plan, including Plan Agreements. Except as herein otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and any Plan Agreements, and to decide any and all matters arising thereunder or in connection with the administration of the Plan and any Plan Agreements, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person. The Committee shall have the exclusive right to determine if a Participant has become Totally and Permanently Disabled with respect to a Participant (consistent with the Plan’s definition of the term), such determinations to be made on the basis of such medical and/or other evidence that the Committee, in its sole and absolute discretion, may require. Such decisions, actions, and records of the Committee shall be conclusive and binding upon the Company, the Participants, and all persons having or claiming to have rights or interests in or under the Plan.

13.5	Reliance on Certificates, etc. The members of the Committee and the Officers and Directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Company.

13.6	Liability of Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee, or for any act or omission on his part, excepting only his own willful misconduct. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of membership on the Committee, excepting only expenses and liabilities arising out of a Committee member’s own willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought, or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

13.7	Determination of Benefits. In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify, under the Plan and any Plan Agreement, the amount and kind of benefits from time to time payable to Participants and their Beneficiaries, and to authorize all disbursements for such purposes.

13.8	Information to Committee. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death, or other cause for termination of employment, and such other pertinent facts as the Committee may require.

13.9	Manner and Time of Payment of Benefits. The Company shall have the power, in its sole and absolute discretion, to change the manner and time of payment of future Retirement Benefits to be made to a Participant or the Participant’s Beneficiary from that set forth in the Participant’s Plan Agreement, if requested to do so by such Participant or Beneficiary. Any request by a Participant for such a change must be made by the Participant in writing more than thirty (30) days in advance of the time such Retirement Benefits would otherwise be paid, unless the Company, in its discretion, allows such a request at a later date that also precedes the existing time of payment which is the subject of the request.

ARTICLE XIV.

ADOPTION OF PLAN BY SUBSIDIARY,

AFFILIATED OR ASSOCIATED COMPANIES

Any corporation which is a subsidiary of the Company may, with the approval of the Board of Directors, adopt the Plan and thereby come within the definition of Company in Article I hereof.

ARTICLE XV.

EXCESS RETIREMENT BENEFIT PAYMENTS

COMMENCED BEFORE SEPTEMBER 1, 1998

Notwithstanding anything expressed or implied to the contrary herein, the payment of excess retirement benefits to a retired Plan Participant that commenced under the ONEOK Frozen SERP prior to September 1, 1998, shall be paid in accordance with, and to the extent provided by, the applicable terms and provisions of the ONEOK Frozen SERP in effect prior to September 1, 1998.

ARTICLE XVI.

MISCELLANEOUS

16.1	Execution of Receipts and Releases. Any payment to a Participant, a Participant’s legal representative, or Beneficiary in accordance with the provisions of the Plan or any Plan Agreement executed hereunder shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Company. The Company may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as it may determine.

16.2	No Guarantee of Interests. Neither the Committee nor any of its members guarantees the payment of any amounts which may be or becomes due to any person or entity under the Plan or any Plan Agreement executed hereunder. The liability of the Company to make any payment under the Plan or any Plan Agreement executed hereunder is limited to the then available assets of the Company and the Rabbi Trust established under Section 7.4 hereof.

16.3	Company Records. Records of the Company as to a Participant’s employment, termination of employment and the reason therefor, reemployment, authorized leaves of absence, and compensation shall be conclusive on all persons and entities, unless determined to be incorrect.

16.4	Evidence. Evidence required of anyone under the Plan and any Plan Agreement executed hereunder may be by certificate, affidavit, document, or other information which the person or entity acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

16.5	Notice. Any notice which shall be or may be given under the Plan or a Plan Agreement executed hereunder shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Company at:

15 East 5th Street

Tulsa, OK 74103

and marked to the attention of the Secretary, Supplemental Executive Retirement Plan Administrative Committee; or, if notice to a Participant, addressed to the address shown on such Participant’s most recent employment file with the Company.

16.6	Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

16.7	Effect of Provisions. The provisions of the Plan and of any Plan Agreement executed hereunder shall be binding upon the Company and its successors and assigns, and upon a Participant, the Participant’s Beneficiary, assigns, heirs, executors, and administrators.

16.8	Headings. The titles and headings of Articles and Sections are included for convenience of reference only and are not to be considered in the construction of the provisions hereof or any Plan Agreement executed hereunder.

16.9	Governing Law. All questions arising with respect to the Plan and any Plan Agreement executed hereunder shall be determined by reference to the laws of the State of Oklahoma in effect at the time of their adopting and execution, respectively.

16.10	Effective Date. The terms of this Plan shall be effective January 1, 2014.